Exhibit 99.1 to Form 4

Continuation Sheet

Explanation of Responses

(i) ACMI Corporation, a Delaware corporation (f/k/a Circon Corporation, “ACMI”), sold 3,000,000 shares (the “Bovie Shares”) of common stock, par value $.001 per share, of Bovie Medical Corp., a Delaware corporation, pursuant to the Common Stock Purchase Agreement, dated as of September 24, 2004, by and among ACMI and the buyers listed on the signature pages thereto in a privately negotiated transaction.

(ii) Fox Paine Capital, LLC, a Delaware limited liability company (“FPC”), is the general partner of Fox Paine Capital Fund, L.P., a Delaware limited partnership (“FPCF”), which in turn is the record owner of 16,974,391 shares, or approximately 73%, of the common stock of American Cystoscope Makers, Inc., a Delaware corporation (“Holdings”), which in turn is the parent and the 100% equity owner of ACMI, which is the record owner of the Bovie Shares.  Fox Paine & Company, LLC, a Delaware limited liability company (“Fox Paine”), is the manager of FPCF.  As a result, FPC, FPCF, Holdings, and Fox Paine may be deemed to have indirect beneficial ownership of the Bovie Shares owned directly by ACMI.  FPC, FPCF, Holdings, and Fox Paine each expressly disclaims beneficial ownership of any Bovie Shares in which it does not have a pecuniary interest.